                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           BAKER HUGHES INCORPORATED
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           BAKER HUGHES INCORPORATED
             -----------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 :*

  4) Proposed maximum aggregate value of transaction:

  * Set forth amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

Notes:

                           BAKER HUGHES INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 24, 1996

  The Annual Meeting of the Stockholders of Baker Hughes Incorporated will be held at the offices of the Company, 3900 Essex Lane, Suite 210, Houston, Texas on Wednesday, January 24, 1996, at 11:00 a.m., for the purpose of considering and voting on:

  1. Election of four directors to serve for a three year term.

  2. Stockholder Proposal No. 1 on Implementation of the MacBride Principles in Northern Ireland.

  3. Stockholder Proposal No. 2 on Redemption of Stockholder Rights.

  4. Such other business as may properly come before the meeting and any reconvened meeting after an adjournment thereof.

  The Board of Directors has fixed December 6, 1995 as the record date for determining the stockholders of the Corporation entitled to notice of and to vote at the meeting and any reconvened meeting after an adjournment thereof, and only holders of Common Stock of the Corporation of record at the close of business on that date will be entitled to notice of and to vote at that meeting or a reconvened meeting after an adjournment.

                                     By order of the Board of Directors,

                                     Lawrence O'Donnell, III
                                     Secretary

Houston, Texas
December 12, 1995



   TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (hereinafter called the "Corporation," the "Company" or "Baker Hughes"), to be voted at the Annual Meeting of Stockholders on Wednesday, January 24, 1996, and at any and all reconvened meetings after adjournments thereof. Baker Hughes was formed as a result of the combination of Baker International Corporation ("Baker") and Hughes Tool Company ("Hughes") on April 3, 1987.

  Solicitation of proxies by mail is expected to commence on or about December 15, 1995, and the cost thereof will be borne by the Corporation. In addition to solicitation by mail, certain of the directors, officers and regular employees of the Corporation may, without extra compensation, solicit proxies by telephone, telegraph and personal interview. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and they will be reimbursed by the Corporation for postage and clerical expenses. Futhermore, the Company has retained Morrow & Co. to assist in the solicitation of proxies from stockholders of the Corporation for an anticipated fee of $7,000 plus out-of-pocket expenses.

  SHARES AS TO WHICH PROXIES HAVE BEEN EXECUTED WILL BE VOTED AS SPECIFIED IN THE PROXIES. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF NOMINEES LISTED HEREIN AS DIRECTORS AND AGAINST STOCKHOLDER PROPOSAL NOS. 1 AND 2.

  Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary, at the Corporation's executive offices, a written revocation or a duly executed proxy bearing a later date. The executive offices of the Corporation are located at 3900 Essex Lane, Houston, Texas 77027-5177. For a period of at least ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Corporation's executive offices.

                               VOTING SECURITIES

  The securities of the Corporation entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1 par value (the "Common Stock"), of which 142,266,924 shares were issued and outstanding at the close of business on December 6, 1995. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to be considered at the meeting.

  Assuming a quorum is present with respect to the election of directors, the four nominees receiving the greatest number of votes cast by the holders of the Common Stock will be elected as directors. There will be no cumulative voting in the election of directors. Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock having voting power present in person or represented by proxy and entitled to vote on the matter is required for approval of Stockholder Proposal Nos. 1 and 2. Under Delaware law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present and will have the effect of a vote against a matter. Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary power to vote on a particular matter (e.g. broker non-votes) will be considered present for quorum purposes but not considered entitled to vote on that matter. Accordingly, broker non-votes will not have any impact on the vote on a matter.

  The following information relates to the holders of the Common Stock known to the Corporation on September 30, 1995 to own beneficially 5% or more of the Common Stock. For the purposes of this Proxy Statement beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.

                      NAME AND ADDRESS                         SHARES    PERCENT
                      ----------------                         ------    -------
FMR Corp.
 82 Devonshire Street
 Boston, Massachusetts 02109................................ 18,395,990*  12.9

--------
* This number includes shares beneficially owned by certain subsidiaries or affiliates of FMR Corp.

                             ELECTION OF DIRECTORS

  Four Class II directors will be elected at the Annual Meeting of Stockholders to serve for a three year term expiring at the 1999 Annual Meeting of Stockholders, with the exception of Mr. Trauscht, whose term will expire at the 1998 Annual Meeting of Stockholders in accordance with the tenure provisions of the Corporation's Bylaws. Pursuant to the Corporation's Bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors of the class in which the vacancy occurs will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, disqualification or other cause created the vacancy, and thereafter until the election of a successor director. Each nominee director is at present a director of the Corporation, and has agreed to continue to serve if elected.

  The following table sets forth for each nominee for election as a director his name, all positions with the Corporation held by him, his principal occupation, age, year in which he first became a director of the Corporation or its predecessors and class.

                                                                        DIRECTOR
        NOMINEES                    PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
        --------                    --------------------            --- -------- -----
LESTER M. ALBERTHAL, JR.  Chairman of the Board of EDS (informa-     51   1990    II
                          tion technology service) since 1989 and
                          President and Chief Executive Officer
                          since 1986. Mr. Alberthal serves on the
                          Executive Advisory Board of the Center
                          for the Pacific Rim, the Board of Trust-
                          ees of Southern Methodist University,
                          the Executive Board of the Edwin L. Cox
                          School of Business at Southern Methodist
                          University, the Board of Trustees of the
                          Cooper Institute for Aerobics Research,
                          the Board of Directors of Dallas Medical
                          Resource, the Points of Light Founda-
                          tion, the Board of Directors of the Bet-
                          ter Business Bureau of Dallas, the Jason
                          Foundation for Education and the State
                          Fair of Texas. He is Chairman of the
                          United States Trade Representative's In-
                          vestment and Services Policy Advisory
                          Committee and a member of the the Presi-
                          dent's National Security Telecommunica-
                          tions Advisory Committee. Mr. Alberthal
                          serves as Co-Chairman of the Global In-
                          formation Infrastructure Commission and
                          also a member of the Board of the Center
                          for Strategic and International Studies
                          in Washington, D.C.
JOE B. FOSTER             Chairman of the Board and Chief Execu-     61   1990    II
                          tive Officer of Newfield Exploration
                          Company (oil and gas exploration) since
                          1989. Executive Vice President of
                          Tenneco Inc. from 1981 to 1988. Director
                          of Tenneco Inc. from 1983 to 1988. Mr.
                          Foster is a member of the National
                          Petroleum Council and Chairman of the
                          Offshore Committee of the Independent
                          Petroleum Association of America. He is
                          a past Chairman of the Greater Houston
                          YMCA and serves on the boards of the
                          Houston Museum of Natural Science and
                          the Houston Hospice. Mr. Foster is also
                          a director of New Jersey Resources Cor-
                          poration.

                                                                  DIRECTOR
     NOMINEES                 PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
     --------                 --------------------            --- -------- -----
RICHARD D. KINDER   President and Chief Operating Officer of  51    1994    II
                    Enron Corp. (diversified energy) since
                    1990. Mr. Kinder is a director of Enron
                    Corp., Enron Oil & Gas Company and Sonat
                    Offshore Drilling, Inc. He is also a
                    trustee of the Houston Museum of Fine
                    Arts and the United Way of the Texas Gulf
                    Coast, and is immediate past Chairman of
                    the Interstate Natural Gas Association of
                    America.
DONALD C. TRAUSCHT  Chairman and Chief Executive Officer of    62   1988    II
                    Borg-Warner Security Corporation (diver-
                    sified services) since 1993. Chairman
                    and Chief Executive Officer of Borg-
                    Warner Corporation 1991. Vice Presi-
                    dent--Finance and Strategy from 1987 to
                    1991. Vice President--Corporate Planning
                    from 1982 to 1987. Mr. Trauscht joined
                    Borg-Warner in 1967. He serves as a mem-
                    ber of the Boards of Borg-Warner Secu-
                    rity Corporation, Borg-Warner Automo-
                    tive, Inc., ESCO Electronics Corpora-
                    tion, Thiokol Corporation, IMO Indus-
                    tries Inc., Bluebird Corporation and the
                    Mannesmann Capital Corporation Advisory
                    Board. He is a trustee of the Orange
                    County Marine Institute, Lantern Bay As-
                    sociation and the Illinois Literacy
                    Foundation.

INFORMATION CONCERNING CLASS III AND I DIRECTORS

  The following table sets forth certain information for those directors whose present terms will continue after the Annual Meeting. The term of each Class III and Class I director expires at the 1997 and 1998 Annual Meeting of Stockholders, respectively, with the exception of Mr. Anderson and Mr. Conger, who will retire at the 1996 Annual Meeting of Stockholders, and the 1997 Annual Meeting of Stockholders, respectively, in accordance with the tenure provisions of the Corporation's Bylaws.

                                                                  DIRECTOR
    DIRECTORS                 PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
    ---------                 --------------------            --- -------- -----
GORDON M. ANDERSON  Chairman, President and Chief Executive    63   1986    III
                    Officer of Santa Fe International Corpo-
                    ration (oil service) since 1991. Mr. An-
                    derson was Executive Vice President and
                    Chief Operating Officer of Santa Fe In-
                    ternational and President of Santa Fe
                    Drilling from 1986 to 1991. He was Pres-
                    ident and Chief Operating Officer from
                    1980 to 1986 of Santa Fe International.
                    Mr. Anderson is a director of Santa Fe
                    International, the International Associ-
                    ation of Oilwell Drilling Contractors
                    and the American Petroleum Institute. He
                    is a member of the USC School of Engi-
                    neering Board of Councilors, the Ameri-
                    can University in Cairo Board of Trust-
                    ees, the Chief Executives Organization
                    and the World Business Council. Member
                    of the Board of Trustees (Director) of
                    Oceaneering, Inc.

                                                                 DIRECTOR
    DIRECTORS                PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
    ---------                --------------------            --- -------- -----
VICTOR G. BEGHINI  Vice Chairman--Marathon Group, USX Cor-    61   1992    III
                   poration since 1990 and President--Mara-
                   thon Oil Company (oil and gas explora-
                   tion) since 1987. Mr. Beghini joined
                   Marathon in 1956. He was Vice Presi-
                   dent--Supply & Transportation from 1978-
                   1984, President of Marathon Petroleum
                   Company from 1984 to 1985, Senior Vice
                   President--Domestic Exploration and Pro-
                   duction for Marathon Oil Company from
                   1985 to 1986, and Senior Vice Presi-
                   dent--Worldwide Production from 1986 to
                   1987. Mr. Beghini is a director of USX
                   Corporation, the American Petroleum In-
                   stitute and a member of the National Pe-
                   troleum Council.
JACK S. BLANTON    Chairman of Houston Endowment, Inc.;       68   1989     I
                   President of Eddy Refining Company (pe-
                   troleum products) and past Chairman of
                   the Board of Regents of The University
                   of Texas System. Former Chairman of the
                   Board and Chief Executive Officer of
                   Scurlock Oil Company from 1983 to 1988.
                   President of Scurlock Oil Company from
                   1958 to 1983. Mr. Blanton serves on the
                   Board of Directors of Texas Commerce
                   Bank, Inc., SBC Corporation, Ashland,
                   Inc., Burlington Northern Santa Fe,
                   Inc., Texas Medical Center, Inc., Pogo
                   Producing Company and The Methodist Hos-
                   pital.
HARRY M. CONGER    Chairman of the Board and Chief Execu-     65   1987     I
                   tive Officer of Homestake Mining Company
                   (mining) since 1982. He has been Chief
                   Executive Officer of Homestake Mining
                   Company since 1978, and was President of
                   that company from 1977 to 1986. He is a
                   director of CalMat Company, Pacific Gas
                   & Electric Company and ASA Limited, is
                   past Chairman of the American Mining
                   Congress and is on the Board of Trustees
                   of the California Institute of Technolo-
                   gy.
EUNICE M. FILTER   Vice President and Secretary of Xerox      55   1992    III
                   Corporation (office equipment) since
                   1984, and Treasurer since 1990. She was
                   Director of Investor Relations of Xerox
                   Corporation from 1979 to 1984. Ms. Fil-
                   ter is a member of the National Investor
                   Relations Institute, the American Soci-
                   ety of Corporate Secretaries, the Finan-
                   cial Women's Association of New York,
                   the Financial Executives Institute and
                   the National Association of Corporate
                   Treasurers. She is also a member of the
                   Board of Trustees of Wells College.
MAX L. LUKENS      President and Chief Operating Officer of   47    *      III
                   the Company since October 1995. Mr. Luk-
                   ens joined

                                                               DIRECTOR
   DIRECTORS               PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
   ---------               --------------------            --- -------- -----
                 Baker in 1981. He was Vice President and
                 Chief Financial Officer of the Company
                 from 1984-1989; Senior Vice President of
                 the Company from 1987-1994; President,
                 Baker Hughes Production Tools from 1989-
                 1993; President, Baker Hughes Oilfield
                 Operations from 1993-1995; and Executive
                 Vice President from 1994-1995. Mr. Luk-
                 ens serves on the Board of Directors of
                 Sonat, Inc. and Sonat Offshore Drilling,
                 Inc.
JOHN F. MAHER    President and Chief Operating Officer of   52   1989     I
                 Great Western Financial Corporation (fi-
                 nancial services) since 1986. He was a
                 Managing Director of Lehman Brothers
                 Kuhn Loeb from 1979 to 1986. Mr. Maher
                 is a director of Great Western Financial
                 Corporation and the Big Brothers of
                 Greater Los Angeles. He is also National
                 Trustee of the National Board of Boys &
                 Girls Clubs of America, a member of the
                 California Business Roundtable and Over-
                 seer, Huntington Library, Art Collec-
                 tions and Gardens.
JAMES F. MCCALL  Executive Director of the American Soci-   61    **     III
                 ety of Military Comptrollers since 1991.
                 Lieutenant General and Comptroller of
                 U.S. Army from 1988 until 1991. Retired
                 1991. General McCall was commissioned as
                 2nd Lieutenant of Infantry in 1958 and
                 was selected into the Army's
                 Comptroller/Financial Management career
                 field in 1970. General McCall is also
                 Chairman of the Board of Enterprise
                 Bancorp Inc. and Enterprise Federal Sav-
                 ings Bank.
DANA G. MEAD     Chairman and Chief Executive Officer of    59   1994     I
                 Tenneco Inc. (diversified industrial)
                 since May of 1994. President and Chief
                 Executive Officer of Tenneco Inc. from
                 February 1994 through May 1994. Presi-
                 dent and Chief Operating Officer of
                 Tenneco Inc. from March 1992. Serves as
                 Chairman of Case Corporation. Executive
                 Vice President and Director of Interna-
                 tional Paper from 1989 to 1992. Senior
                 Vice President of International Paper
                 from 1986 to 1989. Mr. Mead is a direc-
                 tor of Tenneco Inc., Cummins Engine Com-
                 pany, Alco Standard Corporation, Na-
                 tional Westminster Bancorp and Chairman
                 of its Audit Committee. He is also
                 Chairman of the National Association of
                 Manufacturers. He is a member of the
                 President's Commission on White House
                 Fellowships and a Trustee-at-Large for
                 the Association of Graduates, U.S. Mili-
                 tary Academy, West Point. Mr. Mead is
                 also a member of the Massa-

                                                              DIRECTOR
  DIRECTORS               PRINCIPAL OCCUPATION            AGE  SINCE   CLASS
  ---------               --------------------            --- -------- -----
                chusetts Institute of Technology Corpo-
                ration Political Science Visiting Com-
                mittee, the American Society of Corpo-
                rate Executives, the Council on Foreign
                Relations, the Council for Excellence in
                Government, the Business Roundtable and
                the Business Council.
JAMES D. WOODS  Chairman of the Board and Chief Execu-     64   1979    III
                tive Officer of the Corporation. Mr.
                Woods joined Baker in 1955 and was Exec-
                utive Vice President of Baker from 1982
                to 1985, President and Chief Operating
                Officer of Baker from 1986 to 1987,
                President of the Corporation from 1987
                to 1995, and became Chief Executive Of-
                ficer of the Corporation in January
                1987. He is a director of Wynn's Inter-
                national, Inc., Varco International,
                Inc., The Kroger Co. and a member of the
                National Petroleum Council.

--------
 * Mr. Lukens is a nominee to fill the vacancy created by the retirement of Mr. Anderson from the Board at the Company's Annual Meeting of Stockholders to be held January 24, 1996, due to the term limitation contained in the Corporation's Bylaws. In accordance with the Corporation's Bylaws, the remaining Class III directors will vote on his election prior to the Company's Annual Meeting of Stockholders to be held January 24, 1996.
** General McCall is a nominee to be considered as an addition to the Board of Directors following the approval of an increase in the number of directors by the Board of Directors. In accordance with the Corporation's Bylaws, the remaining Class III directors will vote on his election prior to the Annual Meeting of Stockholders to be held January 24, 1996.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  During fiscal year 1995 the Board of Directors held seven meetings. During fiscal year 1995, each non-employee director was paid a monthly retainer of $2,500, an attendance fee of $2,000 for the first meeting of the Board or any of its committees attended in any one day and $1,000 for each additional meeting attended in the same day. Committee chairmen received an additional fifty percent of the meeting fee. In addition, each non-employee Director is entitled to retirement benefits in the amount of the annual retainer for service on the Board at the rate in effect on December 31 of the year preceding the year of retirement therefrom for a period of up to ten years. Each non-employee director is allowed to defer from 1% to 100% of his or her annual retainer, meeting fees and/or retirement income in accordance with the Company's Director Compensation Deferral Plan. Directors who are employees of Baker Hughes are not paid any fees or additional remuneration for service as members of the Board or any of its committees and are not entitled to the retirement benefits mentioned above. Pursuant to the Corporation's Restated 1987 Stock Option Plan, for grants made prior to 1993, and the 1993 Stock Option Plan for grants made in 1993 and thereafter, each non-employee director is granted a nonqualified option to purchase 2,000 shares of the Common Stock effective upon his initial election to the Board of Directors. The stock option plans also provide for an annual grant of a nonqualified option to purchase 1,000 shares of the Common Stock, on the fourth Wednesday of October each year after the initial grant until expiration of the plans to each person who is a non-employee director on such date.

  The Board of Directors has, in addition to other committees, an Audit/Ethics Committee, Compensation Committee and a Nominating Committee.

  The Audit/Ethics Committee, which is comprised of Messrs. Anderson (Chairman), Beghini, Foster and Mead, held two meetings during fiscal year 1995. The functions performed by the Audit/Ethics Committee include: reviewing the scope and results of the annual audit and other matters with the independent accountants, internal auditors and management; reviewing the independence of the independent accountants and internal auditors; reviewing actions by management on the independent and internal auditors' recommendations; and meeting with management, the internal auditors and the independent accountants to review the effectiveness of Baker Hughes' system of internal controls and internal audit procedures. To promote independence of the audit, the Committee consults separately and jointly with the independent accountants, the internal auditors and management. In addition, the Committee monitors the Standards of Conduct for the Corporation's employees, coordinates compliance and reviews and investigates non-compliance matters.

  The Compensation Committee, which is comprised of Messrs. Maher (Chairman), Blanton, Conger, Kinder and Trauscht, held three meetings during fiscal year 1995. The functions performed by the Compensation Committee include: reviewing Baker Hughes' executive salary and bonus structure; reviewing Baker Hughes' stock option and convertible debenture plans (and making grants thereunder), employee retirement income plans, employee thrift plan and employee stock purchase plan; recommending directors' fees; setting bonus goals; approving salary and bonus awards to key executives; and recommending incentive compensation and stock award plans for approval by stockholders.

  The Nominating Committee, which is comprised of Messrs. Foster (Chairman), Alberthal, Maher, Mead and Ms. Filter, held one meeting during fiscal year 1995. The functions performed by the Nominating Committee include: selecting candidates to fill vacancies on the Board of Directors; reviewing the structure and composition of the Board; and considering qualifications requisite for continuing Board service. The Board of Directors may increase its size during any year up to a maximum of 16 members. If the Board of Directors increases its number of members during the year, the vacancy or vacancies created shall be filled with new member(s) elected by majority vote of the members in the class of directors where such increase is occurring. The Committee also considers nominees recommended by stockholders, provided such notice is received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the Annual Meeting of Stockholders. Stockholders desiring to make such recommendations should submit the candidate's name, together with biographical information and his or her written consent to nomination to:
Chairman, Nominating Committee of the Board of Directors of Baker Hughes Incorporated, P.O. Box 4740, Houston, Texas 77210-4740.

  During the fiscal year ended September 30, 1995, each director attended at least 75% of the aggregate number of meetings of the Corporation's Board of Directors and respective Committees on which he or she served with the exception of Mr. Blanton who attended 70% of such meetings, Mr. Conger who attended 60% of such meetings, Mr. Maher who attended 73% of such meetings and Mr. Mead who attended 70% of such meetings.

                        SECURITY OWNERSHIP OF MANAGEMENT

  Set forth below is certain information with respect to beneficial ownership of the Corporation's Common Stock as of December 6, 1995 by each director, nominee director, the five most highly compensated executive officers and by directors and executive officers as a group.

                                          SHARES BENEFICIALLY OWNED
                                        ------------------------------
                                              SHARES SUBJECT TO
                                        OPTIONS/CONVERTIBLE DEBENTURES
                          SHARES OWNED     WHICH ARE OR WILL BECOME      TOTAL
                             AS OF        EXERCISABLE OR CONVERTIBLE   BENEFICIAL   % OF
   NAME                     12/6/95            PRIOR TO 2/6/96         OWNERSHIP  CLASS(1)
   ----                   ------------  ------------------------------ ---------- --------
Lester M. Alberthal,
 Jr. ...................      6,530                   7,000               13,530     --
Gordon M. Anderson......      9,082                   8,000               17,082     --
Victor G. Beghini.......      1,000                   8,717                9,717     --
Jack S. Blanton.........      5,000                   8,000               13,000     --
Harry M. Conger.........      2,500(2)                8,000               10,500     --
Eunice M. Filter........      1,000                   5,000                6,000     --
Joe B. Foster...........      2,000                   7,000                9,000     --
Richard D. Kinder.......      2,000                   3,000                5,000     --
John F. Maher...........     20,939(3)                8,000               28,939     --
James F. McCall.........          0                       0                    0     --
Dana G. Mead............        300                   3,000                3,300     --
Donald C. Trauscht......      3,000                   6,000                9,000     --
James D. Woods..........    334,635                 480,853              815,488     --
Max L. Lukens...........    147,118                 168,738              315,856     --
Eric L. Mattson.........     62,040(4)               77,593              139,633     --
Timothy J. Probert......     28,315                  63,168               91,483     --
Roger P. Herbert........      7,300                  44,553               51,853     --
All directors and
 executive officers as a
 group (25 persons).....    815,592               1,263,044            2,078,636    1.5

--------
(1) No percent of class is shown for holdings of less than 1%.
(2) Shares held indirectly by the Conger Family Trust.
(3) Includes 553 shares held as custodian for Mr. Maher's minor children.
(4) Includes 1,180 shares held indirectly by wife.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Corporation's stock, to file initial reports of ownership and reports of changes in ownership with the SEC, the New York Stock Exchange and the Pacific Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the executive officers and directors, the Corporation believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, with the exception of the following: One report prepared on behalf of Mr. Arthur T. Downey, Vice President--Government Affairs of the Corporation, was erroneously routed to an incorrect location and, consequently, was received by the SEC approximately three days late. Mr. Probert, Vice President and President, Baker Hughes Process Equipment Operations, inadvertently failed to report on his initial Form 3, the acquisition of 29 shares of the Common Stock purchased on the open market in January 1991. This acquisition was reported to the SEC on Mr. Probert's Form 5 for the fiscal year ended September 30, 1995.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by the Company and its subsidiaries to each of the five most highly compensated executive officers of the Company for services rendered to the Company for the fiscal years ended September 30, 1995, 1994 and 1993:

                                  ANNUAL COMPENSATION           LONG TERM COMPENSATION
                          ----------------------------------- ---------------------------------
                                                                    AWARDS              PAYOUTS
                                                              ----------------------    -------
                                                              RESTRICTED     STOCK
NAME AND PRINCIPAL                               OTHER ANNUAL   STOCK       OPTIONS      LTIP      ALL OTHER
POSITION                  YEAR  SALARY   BONUS   COMPENSATION AWARDS(1)     (SHARES)    PAYOUTS COMPENSATION(10)
------------------        ---- -------- -------- ------------ ----------    --------    ------- ----------------
J. D. Woods, Chairman of
 the                      1995 $786,763 $769,178      --       $906,250(2)  384,789(3)     --       $110,908
 Board and Chief
 Executive                1994  767,315  622,636      --        294,375(4)  148,037(5)     --         93,196
 Officer                  1993  725,000  175,000      --             --      80,000        --        106,293
M. L. Lukens, President   1995  490,462  412,500      --      1,460,937(6)   68,705        --         51,596
 and Chief Operating      1994  426,770  297,752      --             --      41,814        --         37,834
 Officer                  1993  365,000   76,323      --             --      31,739        --         38,934
E. L. Mattson, Senior
 Vice                     1995  324,996  219,375      --        558,360(7)   42,483        --         28,526
 President and Chief
 Financial                1994  246,852  180,766      --             --      21,370        --         20,132
 Officer                  1993  206,151   33,171      --             --      13,193        --         20,412
T. J. Probert, Vice       1995  246,415  168,750      --        244,188(8)   23,709        --         23,809
 President
 and President, Baker
 Hughes                   1994  225,210   93,028      --             --      15,048        --         19,707
 Process Equipment
  Operations              1993  218,000   57,389      --             --      14,217        --         21,210
R. P. Herbert, Vice
 President-               1995  223,461  147,000      --         65,700(9)   16,732        --         16,861
 Technology and Market    1994  152,031   69,216      --             --      10,262        --         11,532
 Development              1993  148,200   30,344      --             --       9,665        --          6,582

--------
(1) With the exception of Mr. Woods, the named executive officers received a one-time restricted stock award matching their stock ownership as of January 31, 1995, pursuant to the Company's 1995 Stock Award Plan (the "Award Plan"). The awards were made to encourage additional stock ownership and assist the executives in reaching the minimum stock ownership requirements adopted by the Company. The matched shares vest upon the retirement of the executive or certain other events. The executives receive a cash payment equivalent to the Company's ordinary dividend payment on the awards on a quarterly basis. The value of restricted stock awards is based upon the closing stock price of $20.375 per share of the Common Stock on the New York Stock Exchange on September 30, 1995.
(2) Mr. Woods was awarded 50,000 shares of the Common Stock, valued at $906,250, on January 25, 1995, pursuant to the Award Plan. The award vests upon Mr. Woods retirement from the Company. Mr. Woods has full rights to receive dividends on the award. At September 30, 1995, Mr. Woods held 60,000 shares of restricted stock, valued at $1,222,500.
(3) Includes 49,789 shares which may be acquired upon conversion of convertible debentures, originally issued on October 26, 1988 pursuant to the Company's 1987 Convertible Debenture Plan (the "1988 Debentures"). The original maturity date of the 1988 Debentures was October 26, 1995. The maturity date was extended until April 26, 1996 by action taken by the Compensation Committee of the Board of Directors on August 25, 1995.
(4) On December 1, 1993, Mr. Woods was awarded 15,000 shares of the Common Stock, valued at $294,375. The award vests over a three-year period, with 5,000 shares vesting on each anniversary date of the date of the award in each of 1994, 1995 and 1996. Mr. Woods has full rights to receive dividends on the award.

(5) Includes 48,509 shares which could be acquired upon conversion of convertible debentures, originally issued on October 30, 1987 pursuant to the Company's 1987 Convertible Debenture Plan (the "1987 Debentures"). The original maturity date of the 1987 Debentures was October 30, 1994. The maturity date was extended until March 31, 1995 by action taken by the Compensation Committee of the Board of Directors on July 27, 1994.
(6) Mr. Lukens was awarded 15,000 shares of the Common Stock, valued at $271,875 on January 25, 1995, pursuant to the Award Plan. The award vests on October 26, 1999, provided Mr. Lukens remains in the employ of the Company. Mr. Lukens has full rights to receive dividends on the award. Mr. Lukens was also awarded 66,059 shares of the Common Stock, valued at $1,189,062, on February 1, 1995, pursuant to the Award Plan. See Footnote
    (1) above. At September 30, 1995, Mr. Lukens held 81,059 shares of restricted stock, valued at $1,651,577.
(7) Mr. Mattson was awarded 31,020 shares of the Common Stock, valued at $558,360, on February 1, 1995, pursuant to the Award Plan. See Footnote (1) above. At September 30, 1995, Mr. Mattson held 31,020 shares of restricted stock, valued at $632,032.
(8) Mr. Probert was awarded 13,566 shares of the Common Stock, valued at $244,188, on February 1, 1995, pursuant to the Award Plan. See Footnote (1) above. At September 30, 1995, Mr. Probert held 13,566 shares of restricted stock, valued at $276,407.
(9) Mr. Herbert was awarded 3,650 shares of the Common Stock, valued at $65,700, on February 1, 1995, pursuant to the Award Plan. See Footnote (1) above. At September 30, 1995, Mr. Herbert held 3,650 shares of restricted stock, valued at $74,369.
(10) All Other Compensation includes Company contributions to the Thrift Plan, Supplemental Retirement Plan and life insurance premiums. Amounts for fiscal year 1995 for the persons named above are as follows:

                                          WOODS  LUKENS MATTSON PROBERT HERBERT
                                         ------- ------ ------- ------- -------
   Thrift Plan Contributions............ $10,722 $8,159 $8,089  $8,265  $9,375
   Supplemental Retirement Plan
    Contributions.......................  69,810 27,084 12,463   8,261   2,237
   Life Insurance Premiums..............  30,376 16,353  7,974   7,283   5,249

                       STOCK OPTIONS GRANTED DURING 1995

  The following table sets forth certain information regarding stock options granted during fiscal year 1995 to the persons named in the Summary Compensation Table above. The theoretical values on date of grant of stock options granted in 1995 shown below are presented pursuant to SEC rules and are calculated under a modified Black-Scholes Model for pricing options. The theoretical values of options trading in the stock markets do not necessarily bear a relationship to the compensation cost to the Corporation or potential gain realized by an executive. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the theoretical values of stock options reflected in this table actually will be realized.

                                        % OF TOTAL
                          OPTIONS     OPTIONS GRANTED EXERCISE EXPIRATION      GRANT DATE
   NAME                  GRANTED(1)    TO EMPLOYEES    PRICE      DATE    THEORETICAL VALUE(2)
   ----                  ----------   --------------- -------- ---------- --------------------
J. D. Woods.............  335,000          24.2%      $19.125  10/26/2004      $2,495,415
                           49,789(3)        3.6%      $13.375   4/26/1996         363,061
M. L. Lukens............   68,705           5.0%      $19.125  10/26/2004         511,784
E. L. Mattson...........   42,483           3.1%      $19.125  10/26/2004         316,456
T. J. Probert...........   23,709           1.7%      $19.125  10/26/2004         176,608
                              607(4)       0.04%      $13.375   4/26/1996           4,426
R. P. Herbert...........   16,732           1.2%      $19.125  10/26/2004         124,637

--------
(1) Options vest in 20% increments, with the first 20% vesting on the date of grant and an additional 20% vesting on each subsequent anniversary until the fourth anniversary date at which time the option will be fully vested.
(2) The theoretical values on grant date are calculated under the Black-Scholes Model, modified to give effect to non-transferability factors such as timing, vesting, liquidity and freely-traded status. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option's theoretical value, including the stock's historical volatility, dividend rate, exercise period of the option and interest rates. The grant date theoretical value above assumes a volatility of 22% and a dividend yield of 2.24%. A 6.06% risk free rate of return is assumed on the options granted at $19.125 per share with 10 years to expiration, and a 5.60% risk free rate of return is assumed on the options granted at $13.375 with six months to expiration.
(3) See Footnote 3 to Summary Compensation Table.
(4) Option originally granted on October 26, 1988. The original expiration date of the option, October 26, 1995, was extended until April 26, 1996, by action taken by the Compensation Committee of the Board of Directors on August 25, 1995.

                    AGGREGATED OPTION EXERCISES DURING 1995
                    AND OPTION VALUES AT SEPTEMBER 30, 1995

  The following table sets forth certain information regarding options exercised during fiscal year 1995 by persons named in the Summary Compensation Table and options held by such persons at September 30, 1995. The values of unexercised in-the-money stock options at September 30, 1995 shown below are presented pursuant to SEC rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                             OPTION EXERCISES        UNEXERCISED OPTIONS AT SEPTEMBER 30, 1995
                         ------------------------ ------------------------------------------------
                                                                            VALUE OF UNEXERCISED
                                                     NUMBER OF OPTIONS      IN-THE-MONEY OPTIONS
                                                  ------------------------ -----------------------
                         SHARES ACQUIRED  VALUE                    NOT                     NOT
          NAME             ON EXERCISE   REALIZED EXERCISABLE  EXERCISABLE EXERCISABLE EXERCISABLE
          ----           --------------- -------- -----------  ----------- ----------- -----------
J. D. Woods.............       48,509(1) $248,609   364,467(2)   373,256    $432,273    $335,000
M. L. Lukens............       36,813(1)  175,537   111,762(3)    97,891      17,176      68,705
E. L. Mattson...........       19,352(1)   77,916    51,856(4)    54,191      10,621      42,483
T. J. Probert...........         1,577      5,914    43,847       36,097      10,177      23,709
R.P. Herbert............            --         --    29,319(5)    25,127       4,184      16,731

--------
 (1) Shares acquired upon conversion of convertible debentures.
 (2) Includes 155,695 shares exercisable upon conversion of convertible debentures.
 (3) Includes 41,875 shares exercisable upon conversion of convertible debentures.
 (4) Includes 18,666 shares exercisable upon conversion of convertible debentures.
 (5) Includes 3,508 shares exercisable upon conversion of convertible debentures.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Corporation has an employment agreement with James D. Woods (the "Woods Employment Agreement"), which provides for the continuation of employment of Mr. Woods until January 31, 1997, and for successive one year periods thereafter, subject to termination as provided therein. During the term of the Woods Employment Agreement, Mr. Woods is entitled to receive a base salary, annual cash bonus based upon achievement of performance goals, long term incentives and benefits and perquisites that other officers and employees of the Corporation are entitled to receive, all as established from time to time by the Board of Directors or the Compensation Committee. Mr. Woods' salary may be increased (but not decreased) based upon the performance of Mr. Woods during the year. Upon termination of the employment of Mr. Woods due to his Disability (as defined in the Woods Employment Agreement) for a period of more than 90 days in the aggregate during any period of 12 consecutive months, or reasonable expectation of Disability during such period, Mr. Woods shall be paid his Consulting Compensation (as defined below) and a portion of his most recently ascertainable incentive bonus. In the event of the death of Mr. Woods during the term of the Woods Employment Agreement or during any period in which Mr. Woods is receiving compensation during his Disability, the Corporation shall pay to Mr. Woods' beneficiary the Consulting Compensation and a portion of Mr. Woods' most recently ascertainable incentive bonus. Upon termination of the Woods Employment Agreement by Mr. Woods for Good Reason (as defined in the Woods Employment Agreement) or by the Corporation without Cause (as defined in the Woods Employment Agreement), Mr. Woods is entitled to receive his then annual base salary and the greater of (a) one-half of his expected value incentive bonus or (b) Mr. Woods' expected value incentive bonus multiplied by the percentage amount of expected value incentive bonus a successor chief executive officer receives for such fiscal year, prorated for the months applicable (all of the foregoing being subject to adjustment by the GNP price deflator, and being subject to offset by compensation earned by Mr. Woods from a subsequent employer, but such offset is limited to 65% of such base salary and incentive bonus), as well as an immediate vesting of all long term incentive awards, a cash lump sum payment of the present value of all accrued benefits under the Corporation's supplemental retirement plan, and a continuation of Mr. Woods' benefits and perquisites, for the remainder of the term of the Woods Employment Agreement, in return for Mr. Woods providing consulting services to the Corporation. If the Woods Employment Agreement is terminated by Mr. Woods for any reason other than a Good Reason, Mr. Woods shall only receive his base salary and benefits through the date of termination, but no annual bonus. If the Woods Employment Agreement is terminated by the Corporation for Cause, Mr. Woods shall only receive his base salary, benefits, and a portion of the most recently ascertainable incentive bonus up to the date of termination. The Woods Employment Agreement also provides for a five year consulting arrangement between Mr. Woods and the Corporation beginning on the date of his retirement or the end of the term of the Woods Employment Agreement. This consulting arrangement provides that Mr. Woods will consult for the Corporation and receive as compensation therefor $400,000 per annum (the "Consulting Compensation") but no other employment benefits except office and secretarial expenses.

  The Corporation has an employment agreement with Max L. Lukens (the "Lukens Employment Agreement"), which provides for the continuation of employment of Mr. Lukens for a five year period ending December 6, 1999, subject to termination as provided therein. During the term of the Lukens Employment Agreement, Mr. Lukens is entitled to receive a base salary, annual cash bonus based upon achievement of performance goals, long term incentives and benefits and perquisites that other officers and employees of the Corporation are entitled to receive, all as established from time to time by the Board of Directors or the Compensation Committee. Mr. Lukens' salary may be increased (but not decreased) based upon the performance of Mr. Lukens during the year. Upon termination of the employment of Mr. Lukens due to his Disability (as defined in the Lukens Employment Agreement), for a period of more than 90 days in the aggregate during any period of 12 consecutive months, or reasonable expectation of such Disability during such period, Mr. Lukens shall be paid one-half of his then base salary in monthly installments until Mr. Lukens is no longer Disabled or until December 6, 1999, whichever is the first to occur, and a portion of his most recently ascertainable incentive bonus. In the event of the death of Mr. Lukens during the term of the Lukens Employment Agreement or during any period in which Mr. Lukens is receiving compensation during his Disability, the Corporation shall pay one-half of Mr. Lukens' then annual base salary to Mr. Lukens' beneficiary for the remaining term of the Lukens Employment Agreement or the remaining part of any Disability period, as may be applicable, and a portion of his most recently ascertainable incentive bonus. Upon termination of the Lukens Employment Agreement by Mr. Lukens for Good Reason (as defined in the Lukens Employment Agreement) or by the Corporation without Cause (as defined in the Lukens Employment Agreement), Mr. Lukens is entitled to receive his then annual base salary and the greater of (a) one-half of his expected value incentive bonus or (b) Mr. Lukens' expected value incentive bonus multiplied by the percentage amount of expected value incentive bonus an executive officer in a comparable position receives for such fiscal year, prorated for the months applicable (all of the foregoing being subject to adjustment by the GNP price deflator, and being subject to offset by compensation earned by Mr. Lukens from a subsequent employer, but such offset is limited to 65% of such base salary and incentive bonus), as well as an immediate vesting of all long term incentive awards, a cash lump sum payment of the present value of all accrued benefits under the Corporation's supplemental retirement plan, and a continuation of Mr. Lukens' benefits and perquisites, for the remainder of the term of the Lukens Employment Agreement, in return for Mr. Lukens providing consulting services to the Corporation. In lieu of the foregoing, if Mr. Lukens' employment is terminated during the last 18 months of the term of the Lukens Employment Agreement by Mr. Lukens for Good Reason or the Corporation without Cause, and the severance benefits provided to employees pursuant to the Corporation's executive severance policy exceed the foregoing, Mr. Lukens will receive the normal severance benefits. If the Lukens Employment Agreement is terminated by Mr. Lukens for any reason other than a Good Reason, Mr. Lukens shall only receive his base salary and benefits through the date of termination, but no annual bonus. If the Lukens Employment Agreement is terminated by the Corporation for Cause, Mr. Lukens shall only receive his base salary, benefits, and a portion of the most recently ascertainable incentive bonus up to the date of termination.

  The Corporation also has an employment agreement with Eric L. Mattson. The agreement provides that if the Corporation terminates Mr. Mattson without cause (as defined therein), or if Mr. Mattson terminates his employment for good reason (as defined therein), in each case, following a change in control, Mr. Mattson will be paid, in equal biweekly installments for a 30-month period, an amount equal to the sum of (i) two and one-half times his then current base salary and (ii) two and one-half times the sum of the cash bonuses awarded to him during the preceding three years divided by three. In addition, Mr. Mattson's participation in all benefit plans will continue for the period during which payments are made under the employment agreement. Such compensation and benefits may be offset by up to 65% of any personal service income he receives. Pursuant to Mr. Mattson's agreement with the Corporation, a "change of control" includes any one of the following events: (a) individuals as of May 22, 1991, constituting the Board of Directors of the Corporation, cease to constitute at least 75% of the Board, provided that any person becoming a director after that date whose election or nomination was approved by a vote of at least a majority of the then incumbent board (other than an election or nomination of an individual whose initial assumption of the office is in connection with an actual or threatened election contest as those terms are used in Rule 14a-11 promulgated pursuant to the Securities Exchange Act of 1934, as amended) shall be considered to be as though that person was a member of the board incumbent on May 22, 1991; (b) approval of the stockholders of a reorganization, merger or consolidation with respect to which persons who were stockholders immediately prior to such a transaction do not immediately thereafter own more than 50% of the combined voting in the election of directors of the reorganized, merged or consolidated company's voting securities, or a liquidation or dissolution of the Corporation or a sale of substantially all of its assets or (c) determination by the incumbent board of the Corporation that a change of circumstances has occurred that would be disruptive to the continuing employment of Mr. Mattson. If termination is a result of the death or disability of Mr. Mattson, an amount equal to one-half of the above described compensation shall be paid to Mr. Mattson or his estate.

                         COMPENSATION COMMITTEE REPORT

TO OUR STOCKHOLDERS

  This report is provided in the Proxy Statement, in accordance with SEC rules, to inform stockholders of the Compensation Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer of the Company.

  To preserve objectivity in the achievement of its goals, the Compensation Committee is comprised of five independent, non-employee directors who have no "interlocking" relationships as defined by the SEC. It is the Compensation Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

COMPENSATION PHILOSOPHY

  The Company's primary business objective is to maximize stockholder value over the long term. To accomplish this objective, the Company has developed a comprehensive business strategy that emphasizes maximizing earnings and stock price, continuing its leadership in those markets in which the Company participates, and providing products and services of the highest value.

  The following compensation policies are intended to facilitate the achievement of the Company's business strategies:

  . Comprise a significant amount of pay for senior executives in the form of long-term, at-risk pay to focus management on the long-term interests of stockholders and balance short-term and long-term business and financial strategic goals.

  . Emphasize variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate performance goals.

  . Encourage a personal proprietary interest to provide executives with a close identification with the Company and align executives' interests with those of stockholders.

  . Enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives through compensation opportunities.

  . Target compensation levels at rates that are reflective of current market practices to maintain a stable, successful management team.

  Competitive market data, including current compensation trends and movements in salary markets, is provided by an independent compensation consultant who also advises the Company with regard to the competitiveness of its salary levels, incentive compensation awards and various benefit plans. The data provided compares the Company's compensation practices to a group of comparative companies. The Company's market for compensation comparison purposes is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

  The companies chosen for the comparative group used for compensation comparison purposes generally are not the same companies that comprise the S&P oilfield services industry index in the Performance Graph included in this Proxy Statement. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns. The formula used by the Compensation Committee for determining annual incentive bonuses, as discussed below, does however take into account the S&P oilfield services industry index.

  The key elements of the Company's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements (other than benefits) are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits.

  In 1993, the Internal Revenue Service adopted Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the Company's Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that has been approved by stockholders is not subject to the deduction limit. The Company has qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to options granted pursuant to the Company's 1993 Stock Option Plan and shares awarded pursuant to the 1993 Employee Stock Bonus Plan. The 1995 Employee Annual Incentive Compensation Plan produces performance-based compensation within the meaning of Section 162(m); thus the provisions of Section 162(m) do not apply. To the extent the 1995 Stock Award Plan produces compensation payable to the applicable executive officers, it will be subject to the limitation requirements for deductibility of Section 162(m). The Company may from time to time pay compensation to its executive officers that may not be deductible.

BASE SALARIES

  The Compensation Committee regularly reviews each executive's base salary. Base salaries are targeted at median levels for public companies of Baker Hughes' relative size. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, as well as internal equity issues and external pay practices.

  Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values; continuing educational and management training; improving product quality; developing relationships with customers, suppliers and employees; demonstrating leadership abilities among coworkers; and other goals.

  The base salary for Mr. J. D. Woods (Chairman of the Board and Chief Executive Officer of the Company) was reviewed at the October 1994 meeting of the Compensation Committee. In setting Mr. Woods' base salary for fiscal year 1995, the Compensation Committee reviewed the Company's positive financial performance during fiscal year 1994 with respect to revenue growth, expense control, net income and earnings per share. The Compensation Committee also reviewed base salary data from the group of comparative companies.

  In consideration of these factors and in recognition of the fact that Mr. Woods had received a 6.9% increase in base salary in December 1993, the Compensation Committee approved an increase in Mr. Woods' base salary of 1.8% for fiscal year 1995. It is the intent of the Committee that Mr. Woods' salary will remain at this level until his retirement, subject to adjustment to the extent his salary grade rate range is adjusted by the Compensation Committee.

ANNUAL INCENTIVES

  The annual incentive plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate, business unit and individual performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

  Each year, the Compensation Committee establishes specific goals relating to each executive's bonus opportunity. Eligible executives are assigned threshold, target, and maximum bonus levels based on a percentage of base salary. The percentages have been established based on bonus practices and opportunities within companies comparable to Baker Hughes' size and/or industry. Executives earn bonuses to the extent to which preestablished goals are achieved.

  Corporate goals are determined each year by the Compensation Committee and are based upon financial objectives of the Company deemed appropriate by the Compensation Committee. These objectives may include earnings per share, profit after tax, return on net capital employed, or other financial objectives for the year. Where executives have strategic business unit responsibilities, a portion of the goal is based on financial performance measures that support strategic business unit performance. This portion varies with the position of each individual. However, no bonus is paid unless predetermined threshold performance levels are reached.

  An alternative bonus calculation is also made each year. This calculation determines the Company's total stockholder return versus a group of peers. Under this approach, no more than one-half a normal bonus can be paid. The higher of the financial or alternative bonus is paid in any given year. This feature provides motivation and reward to executives for superior performance in the market, even when economic circumstances outside the control of the executive render the Company's financial plans unachievable.

  Target bonus awards are set at a market level (discussed previously). Targets are considered by the Compensation Committee to be achievable, but to require above-average performance from each of the executives.

  Based on the Company's fiscal year 1995 financial performance, predetermined bonus objectives, as set by the Compensation Committee, were achieved by each of the named executive officers. For fiscal year 1995, Mr. Woods earned an annual bonus in the amount of $769,178.

LONG-TERM INCENTIVES

  In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise the largest portion of an executive's total compensation package. The Compensation Committee's objective is to provide executives with long-term incentive award opportunities that are on par with grants made within the Company's industry and are reflective of prior performance.

  Long-term incentive award guidelines have been developed based on the same method used as establishing bonus award guidelines. Practices of comparable companies have been adapted for use at Baker Hughes. The actual percent granted varies by position within the Company.

  Long-term incentives are provided pursuant to the Company's stock option plan. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

  In fiscal year 1995, Mr. Woods received options to purchase 335,000 shares with an exercise price of $19.125 as is detailed in the table on page 12 of this Proxy Statement. In addition, on August 25, 1995, the Compensation Committee granted an extension of the maturity date of a convertible debenture, convertible into 49,789 shares of Common Stock, issued to Mr. Woods on October 26, 1988, as explained in Footnote 3 of the Summary Compensation Table on page 10 of this Proxy Statement. The Compensation Committee felt this extension was warranted as certain transactions were being contemplated or were taking place within the Company that could have precluded Mr. Woods from trading in Company securities beyond the original maturity date of October 26, 1995. As of September 30, 1995, Mr. Woods owned 334,635 shares of the Common Stock, and with the 1995 fiscal year grant, holds options and convertible debentures to purchase or receive an additional 737,723 shares.

  The option grant made to Mr. Woods in the 1995 fiscal year was based upon a multiple of approximately 8.3 times Mr. Woods' base salary and represented approximately 24 percent of the total options granted to employees of the Company during the 1995 fiscal year. In making this grant to Mr. Woods, it was the intent of the Compensation Committee to not only provide him with his options for fiscal year 1995, but also for the ensuing years until his retirement, subject to the discretion of the Board of Directors. The Compensation Committee determines each year the total amount of options that will be made available to the Company's executives, as well as the multiple on base salary that will be used for each group of executives who will be receiving options, including Mr. Woods. These amounts vary each year and are based upon what the Compensation Committee believes is appropriate taking into account the executive's total compensation package and the desire of the Compensation Committee to create stockholder value, to encourage equity ownership by the Company's executives, to provide an appropriate link to the interests of the stockholders, and to provide long-term incentive award opportunities on par with the Company's industry.

SUMMARY

  The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company, and stockholder value.

John F. Maher (Chairman)
Jack S. Blanton
Harry M. Conger
Richard D. Kinder
Donald C. Trauscht

CORPORATE PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Corporation's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at date of payment into Common Stock) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Standard & Poor's Oil Well Equipment and Service Industry Group over the preceding five year period. The following graph is presented pursuant to SEC rules. The Corporation believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Corporation's executive compensation program is based on financial and strategic results, and the other factors set forth and discussed above in "Compensation Committee Report".

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
BAKER HUGHES INCORPORATED; S&P 500; AND S&P OIL WELL EQUIPMENT & SERVICE
                                    [Chart]

*Total return assumes reinvestment of dividends on a quarterly basis.

                                         1990  1991   1992   1993   1994   1995
                                         ---- ------ ------ ------ ------ ------
Baker Hughes............................ 100   86.04  84.03  86.19  69.97  78.33
S&P 500................................. 100  131.05 145.47 164.29 170.40 220.90
S&P Oil Well Equipment and Service...... 100   97.24 100.87 105.61  91.37 108.95

  The comparison of total return on investment (change in year-end stock price plus reinvested dividends) assumes that $100 was invested on September 30, 1990 in Baker Hughes Common Stock, the S&P 500 Index and the S&P Oil Well Equipment and Service Industry Group.

                         STOCKHOLDER PROPOSAL NO. 1 ON
         IMPLEMENTATION OF THE MACBRIDE PRINCIPLES IN NORTHERN IRELAND

  The following proposal was submitted to Baker Hughes by the New York City Police Pension Fund, the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York State Common Retirement Fund and the Minnesota State Board of Investment, which hold beneficially 105,400 shares, 339,400 shares, 148,300 shares, 972,300 shares and 20,000 shares, respectively, of the Corporation's Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations.

  "WHEREAS, Baker Hughes Incorporated operates a wholly-owned subsidiary in Northern Ireland, the Hughes Tool Company Ltd.;

  WHEREAS, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

  WHEREAS, the Fair Employment Agency for Northern Ireland has found that Baker Hughes has not provided equality of opportunity to Ulster's Catholic population;

  WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

  1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

  2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

  3. The banning of provocative religious or political emblems from the workplace.

  4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

  5. Layoff, recall and termination procedures should not in practice, favor particular religious groupings.

  6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

  7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of minority employees.

  8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

  9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

  RESOLVED, Stockholders request the Board of Directors to:

  1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles."

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

  "--We believe that our Company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

  --Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

  --Implementation of the MacBride Principles by Baker Hughes will demonstrate its concern for human rights and equality of opportunity in its international operations.

  Please vote your proxy FOR these concerns."

                    STATEMENT OF THE BOARD OF DIRECTORS AND
                   MANAGEMENT IN OPPOSITION TO PROPOSAL NO. 1

  Baker Hughes has a long standing policy of being an equal opportunity employer worldwide. This policy requires managers to conduct their employment practices in a manner that does not discriminate on the basis of race, color, religion, sex, national origin, age, handicap or veteran's status. Baker Hughes' operating unit in Northern Ireland, now known as Hughes Christensen Company, a division of Baker Hughes Limited ("HCC"), has subscribed to this policy.

  In addition, HCC has signed a Declaration of Principle and Intent under the Northern Ireland Fair Employment Act of 1989 (the "Northern Ireland Fair Employment Act") indicating its commitment to be an equal opportunity employer. The Northern Ireland Fair Employment Act has as its purposes the promotion of equal opportunity and the elimination of discrimination in employment for persons of different religious and political beliefs.

  Your Board of Directors believes HCC's employment policies and practices ensure that HCC does not discriminate in its employment practices and that HCC's hiring and promotion practices do not make it more difficult for persons of a given religious belief to obtain employment or advancement.

  The MacBride Principles and the Northern Ireland Fair Employment Act both seek to eliminate employment discrimination in Northern Ireland. By adopting the MacBride Principles, HCC would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines. For these reasons, your Board of Directors believes that implementation of the MacBride Principles would be burdensome, superfluous and unnecessary, particularly in light of HCC's own policies and its compliance with the requirements of the Northern Ireland Fair Employment Act.

  Your Board of Directors has determined that HCC's policies on equal employment opportunity are entirely consistent with Baker Hughes' obligations and goals to act as an ethical and responsible member of the business community. Your Board of Directors does not believe that endorsement of the MacBride Principles is necessary, appropriate, or in the best interest of Baker Hughes, its subsidiaries or affiliates, or their respective employees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 1 on implementation of the MacBride Principles in Northern Ireland.

                         STOCKHOLDER PROPOSAL NO. 2 ON
                        REDEMPTION OF STOCKHOLDER RIGHTS

  The following proposal was submitted to Baker Hughes by the United Brotherhood of Carpenters General Pension Fund, which holds beneficially 10,000 shares of the Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations.

  "BE IT RESOLVED: That the shareholders of Baker Hughes, Inc. ("Company") urge the Board of Directors to redeem the stockholder rights issued pursuant to the "Stockholder Rights Agreement" unilaterally adopted by the Board of Directors on March 23, 1988 unless the Stockholder Rights Agreement is approved by a majority of the voting shares at a meeting of shareholders held as soon as is practical."

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

  "We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. We believe our Company's Stockholder Rights Agreement, commonly called a "poison pill," remains an impediment to a corporate governance policy which provides full managerial accountability to shareholders.

  Our Company's poison pill is an extremely powerful anti-takeover device which effectively prevents a change in control of our Company without the approval of the board of directors, despite the level of performance. We believe such a measure injures shareholders by reducing management accountability and adversely affecting shareholder value.

  Baker Hughes' poison pill effectively prevents a change in control of our Company not endorsed by the board by allowing the board of directors to unilaterally cut by approximately 50 percent the value of Company shareholdings held by anyone owning or having the right to acquire 20 percent of the Company's common stock or making a tender offer for 30% or more of the common stock. This threat of dilution forces investors to negotiate potential acquisitions with management instead of making their offer directly to shareholders. We believe poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value.

  Our board states it adopted the poison pill to prevent "coercive takeover tactics." However, by incorporating in the state of Delaware, our Company enjoys anti-takeover protections from state law.

  In the past five years, precatory shareholder proposals to redeem or allow shareholder votes on poison pills have received majority support at 24 U.S. publicly-traded companies including Advanced Micro Devices, Community Psychiatric Centers, Intel, Ryder and Wellman in 1994 alone. Furthermore, since 1990 Philip Morris, Time Warner, United Technologies, Lockheed and La Quinta Inns have voluntarily redeemed their poison pills. None of these companies have experienced coercive or abusive takeover tactics after the redemption of their poison pills.

  We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings. Poison pills take this decision away from shareholders by forcing potential acquires to negotiate with management through the threat of severe dilution. Again, Delaware law provides protections for shareholders against so-called "coercive takeover tactics."

  We urge you to VOTE FOR this proposal."

                    STATEMENT OF THE BOARD OF DIRECTORS AND
                   MANAGEMENT IN OPPOSITION TO PROPOSAL NO. 2

  This proponent's proposal urges the Corporation's Board of Directors to redeem the Stock Purchase Rights that all stockholders possess under the Corporation's Stockholder Rights Plan (the "Stockholder Rights Plan"). The Board believes redemption of the Rights would not be in the best interest of the Corporation and would remove an important protection for stockholders that was designed to protect your interests. Redemption at this time could potentially deprive you of substantial economic benefits in the future.

WHAT STOCKHOLDER RIGHTS PLANS DO

  Stockholder rights plans were developed in the 1980s to counter a wide range of coercive tactics which had become common in hostile takeovers. The principal function of a rights plan is to encourage potential bidders to negotiate with the board of a target company and to provide the board with the ability to prevent abusive and coercive takeover tactics that may be harmful to stockholders. Rights plans give boards time to evaluate offers, investigate alternatives and take steps necessary to maximize value for all stockholders.

  A consensus has gradually emerged among major U.S. corporations that rights plans do achieve their designed purpose and assist directors in fulfilling their fiduciary duty to all stockholders. Approximately 70% of the 200 largest companies on the Fortune 500 list have adopted rights plans. Many of these companies apparently found adoption of a rights plan to be a prudent step to take to protect stockholder interests even though they were not the subject of takeover bids. The Securities and Exchange Commission has also stated in a 1988 release that one of the reasons corporations adopt stockholder rights plans is to "encourage the development of an auction for the Corporation resulting in shareholders receiving a higher price for their stock."

  Baker Hughes' Stockholder Rights Plan is a typical plan that was adopted to protect stockholder interests. The plan is not intended to prevent a takeover of the Corporation on terms that are fair and equitable to all stockholders. Rather, the plan is designed to deter a bidder from acquiring control of the Corporation without first negotiating with the Board as well as to deter abusive takeover tactics that do not treat all stockholders fairly and equally, such as market accumulations that do not offer a premium to all stockholders and partial and two-tier tender offers. A bidder who chooses to bypass the Board is pursuing its own interests and is not concerned with the interests of the other stockholders. The Stockholder Rights Plan allows the Board an opportunity to assess the adequacy and fairness of any offer and protect stockholders against potential abuses during the takeover process.

FIDUCIARY DUTIES OF THE BOARD

  Under Delaware law, the Board is responsible for the Corporation's business and affairs, including the evaluation of any unsolicited offer. The Board believes that its adoption of the Stockholder Rights Plan was a valid exercise of that responsibility and that its recommendation to vote against the proposal is also consistent with its fiduciary duties. Stockholder rights plans have been repeatedly upheld by the courts, including the Delaware Supreme Court.

ENHANCING STOCKHOLDER VALUE

  The Board believes the Stockholder Rights Plan will provide it with flexibility to negotiate on behalf of the stockholders and will enhance the Board's ability to obtain the best possible offer from a potential acquiror and to develop alternatives which may better maximize stockholder values, preserve the long-term value of the Corporation for the stockholders and ensure that all stockholders are treated fairly and equally.

  The proponent states that Delaware law provides the Corporation with protection against coercive takeover tactics and that the Corporation does not need the protection of the Stockholder Rights Plan. Delaware law, however, does not fully protect corporation's against such tactics nor provide the Board of Directors with the ability to require any potential acquiror to negotiate with the Board to assure that stockholders are treated fairly. The Board also believes that Delaware law may not provide the Corporation with sufficient time to adequately evaluate and consider options in the face of an inadequate bid and could force stockholders to accept a less desirable option than what might otherwise be available if the Corporation were to have the ability to control the process.

  The proponent also suggests that the Stockholder Rights Plan serves to entrench management. The Board of Directors believes that it has assembled a highly qualified and competent management team that is responsive to stockholders' interests. The Board of Directors further believes the existence of the Stockholder Rights Plan has helped encourage management to focus its energies on satisfactory long-term performance.

REDEMPTION OF STOCKHOLDER RIGHTS

  The Board may, pursuant to the terms of the Stockholders Rights Plan, redeem the rights to permit an acquisition that it deems adequately reflects the value of the Corporation and to be in the best interests of all stockholders. The Board believes that the proper time to consider redemption of the stockholder rights is when a specific offer is made to acquire the Corporation. To redeem the rights now would deprive stockholders of an important protection against unfair takeover attempts and, ultimately, reduce the long-term value for all stockholders.

  The Board does not believe that the Stockholder Rights Plan will deter an acquisition offer that reflects the underlying value of the Corporation and that is fair to all stockholders. The Board believes that the redemption of the Stockholder Rights Plan at the present time would eliminate an important negotiating tool that is invaluable in preserving the long-term value of the Corporation and protecting all stockholders from coercive and unfair takeover attempts.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 2 on redemption of stockholder rights.

                                 ANNUAL REPORT

  The 1995 Annual Report of the Corporation, which includes audited financial statements for the fiscal year ended September 30, 1995, accompanies this Proxy Statement; however, that report is not part of the proxy soliciting information.

                              INDEPENDENT AUDITORS

  Deloitte & Touche LLP, the Corporation's independent certified public accountants, have advised the Corporation that they will have representatives attending the Annual Meeting prepared to answer appropriate questions, and those representatives will be given an opportunity to make a statement at the meeting if they desire to do so.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting must be received by the Corporation by August 17, 1996 to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1997 Annual Meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

                                      LOGO

                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                              AND PROXY STATEMENT

                                JANUARY 24, 1996

                           BAKER HUGHES INCORPORATED

                                3900 ESSEX LANE

                                 HOUSTON, TEXAS

                           BAKER HUGHES INCORPORATED
                     P.O. BOX 4740, HOUSTON, TX 77210-4740

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. D. Woods and L. O'Donnell, III as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Baker Hughes Incorporated held of record by the undersigned on December 6, 1995, at the Annual Meeting of Stockholders to be held on January 24, 1996 or any reconvened meeting after an adjournment thereof.

The Board of Directors favors a
vote FOR Election of L.M.
Alberthal, Jr., J.B. Foster, R.D.
Kinder and D.C. Trauscht as Class
II Directors.

P R O X Y
                         COMMENTS: (change of address)

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                                                                          (OVER)

/X/ Please mark your                                                        7667
    votes as in this
    example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND AGAINST STOCKHOLDER PROPOSAL NOS. 1 AND 2.

              FOR            WITHHELD                      FOR  AGAINST ABSTAIN
1. FOR        / /   WITHHELD   / /     2.  Stockholder
   all              from all               Proposal No. 1  / /    / /     / /
   nominees         nominees

                                       3. Stockholder
                                          Proposal No. 2   / /    / /     / /


For, except vote withheld from the following nominee(s):

--------------------


Please sign name(s) exactly as printed hereon. In signing as attorney, adminis-trator, guardian or trustee, please give title as such.
PLEASE MARK, SIGN AND DATE ABOVE AND RETURN PROMPTLY.

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 SIGNATURE(S)                                                      DATE